Exhibit 3.1
CERTIFICATE OF MERGER
OF
U.S. DRY CLEANING CORPORATION
(a Delaware corporation)
WITH AND INTO
FIRST VIRTUAL COMMUNICATIONS, INC.
(a Delaware corporation)

Pursuant to Section 251 of the Delaware General Corporation Law

    FIRST VIRTUAL COMMUNICATIONS, INC., a Delaware corporation (“FVC”), does hereby certify to the following facts relating to the merger (the “Merger”) of U.S. DRY CLEANING CORPORATION, a Delaware corporation (“USDC”), with and into FVC, with FVC as the surviving corporation of the Merger:

FIRST:
FVC is a Delaware corporation incorporated pursuant to the Delaware General Corporation Law. USDC is a Delaware corporation incorporated pursuant to the Delaware General Corporation Law. FVC and USDC are the constituent corporations in the Merger.

SECOND:
An Agreement and Plan of Merger between FVC and USDC setting forth the terms and conditions of the Merger has been approved, adopted, certified, executed and acknowledged in accordance with the provisions of Section 251 of the Delaware General Corporation Law, and in accordance with the First Amended Joint Chapter 11 Plan of Reorganization proposed by FVC and the Official Committee of Unsecured Creditors, as confirmed by order of the United States Bankruptcy Court for the Northern District of California, San Francisco Division, entered on November 29, 2005.

THIRD:
The surviving corporation of the Merger is First Virtual Communications, Inc., a Delaware corporation, which name shall as of the effective time of the Merger be changed to U.S. Dry Cleaning Corporation, a Delaware corporation.

FOURTH:
The certificate of incorporation of FVC, as amended to date and as in effect immediately prior to the effective time of the Merger, shall be the certificate of incorporation of the surviving corporation until thereafter amended as provided by law and such certificate of incorporation, except that:

Article I of the certificate of incorporation of the surviving corporation shall be amended to read in its entirety as follows: “The name of the corporation is U.S. Dry Cleaning Corporation.”; and
Paragraph A of Article IV of the certificate of incorporation of the surviving corporation shall be amended to read in its entirety as follows:

“The total number of shares of stock that the corporation shall have authority to issue is One Hundred Twenty Million (120,000,000), consisting of Fifty Million (50,000,000) shares of Common Stock, $0.001 par value per share, Fifty Million (50,000,000) shares of Series B Common Stock, par value $0.001 par value per share, and Twenty Million (20,000,000) shares of Preferred Stock, $0.001 par value per share.

“The undesignated Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to determine the designation of any series, to fix the number of shares of any Series of the undesignated Preferred Stock, and to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued Series of undesignated Preferred Stock, and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any Series of the undesignated Preferred Stock, to increase or decrease (but not below the number of shares of any such Series then outstanding) the number of shares of any such Series subsequent to the issue of shares of that series. In case the number of shares of any Series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

FIFTH:	The executed Agreement and Plan of Merger is on file at the principal place of business of the surviving corporation, located at 1930 Auiki Street, Honolulu, Hawaii 96819.
SIXTH:	A copy of the executed Agreement and Plan of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.
SEVENTH:	The Merger shall become effective as of 30 on December 2005.

IN WITNESS WHEREOF, said surviving corporation has caused this Certificate of Merger to be duly executed as of December 30, 2005.

FIRST VIRTUAL COMMUNICATIONS, INC., a Delaware corporation

By: /s/ Gregory Sterling
Chief Restructuring Officer